                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)

                                                           Six Months Ended               Three Months Ended
                                                       ------------------------        ------------------------
                                                                June 30,                        June 30,
                                                       ------------------------        ------------------------
                                                         1996            1995            1996            1995
                                                       --------        --------        --------        --------
Primary earnings (loss) per common share:
  Net Income (Loss)                                    $  99,201       $ 318,758       $  15,552      $ 187,533
  Dividends on Preference Shares                             ---          13,258             ---          6,320
                                                       ----------      ----------      ----------     ----------

  Net Income (Loss) Applicable to Common Stock         $  99,201       $ 305,500       $  15,552      $ 181,213
                                                       ==========      ==========      ==========     ==========


  Average number of common shares outstanding             95,508          93,536          95,511         93,686
                                                       ==========      ==========      ==========     ==========


  Per share                                            $    1.04       $    3.27       $    0.16      $    1.93
                                                       ==========      ==========      ==========     ==========


Fully diluted earnings (loss) per common share:
  Net Income (Loss) Applicable to Common Stock         $  99,201       $ 305,500        $  15,552     $ 181,213

  Add income effect, assuming conversion of
    dilutive convertible securities                          ---          15,106              ---         6,585
                                                       ----------      ----------       ----------    ----------

  Net income (loss) on a fully diluted basis           $  99,201       $ 320,606        $  15,552     $ 187,798
                                                       ==========      ==========       ==========    ==========


  Average number of common shares outstanding             95,508          93,536           95,511        93,686

  Add common share effect, assuming conversion
    of dilutive convertible securities                       ---          11,814              ---        11,419
                                                       ----------      ----------       ----------    ----------
  Average number of common shares outstanding
    on a fully diluted basis                              95,508         105,350           95,511       105,105
                                                       ==========      ==========       ==========    ==========

  Per share                                            $    1.04       $    3.04        $    0.16     $    1.79
                                                       ==========      ==========       ==========    ==========

NOTE:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.

(2) Earnings per share was calculated for each three month and six month period on a stand-alone basis. On June 22, 1995, the company purchased all 7,894,737 shares of Common Stock that were issued on that date upon conversion of the $92.50 Cumulative Convertible Preference Stock, and on June 30, 1995, the company purchased an additional 2,000,000 shares of Common Stock. As a result of this reduction in the number of shares outstanding, the sum of the earnings per share for the first and second quarters of 1995 does not equal the earnings per share for the first six months of 1995.